Exhibit 99.1

Tredegar Reports Second-Quarter Results

          RICHMOND, Va., Aug. 2 /PRNewswire-FirstCall/ -- Tredegar Corporation (NYSE: TG) reported second-quarter income from continuing operations of $9.3 million (24 cents per share) compared to $2.1 million (5 cents per share) in 2005.  Earnings from manufacturing operations were $9.1 million (23 cents per share) versus $9.8 million (25 cents per share) last year.  Second-quarter sales were up to $282.5 million from $243.7 million in 2005.  A summary of results from continuing operations for the second quarter and first six months is shown below:

	Three Months Ended June 30		Six Months Ended June 30

(In Millions, Except Per-Share Data)	2006	2005	2006	2005

Sales	$282.5	$243.7	$550.5	$476.5
Income from continuing operations as reported under generally accepted accounting principles (GAAP)	$9.3	$2.1	$17.5	$7.7
After-tax effects of:
Loss associated with plant shutdowns, asset impairments and restructurings	.6	7.0	1.9	8.3
Loss from AFBS (formerly Therics) ongoing operations	—	1.1	—	2.3
Gains from sale of assets and other items	(.8)	(.4)	(.9)	(1.8)

Income from manufacturing operations*	$9.1	$9.8	$18.5	$16.5

Diluted earnings per share from continuing operations as reported under GAAP	$.24	$.05	$.45	$.20
After-tax effects per diluted share of:
Loss associated with plant shutdowns, asset impairments and restructurings	.01	.18	.05	.21
Loss from AFBS (formerly Therics) ongoing operations	—	.03	—	.06
Gains from sale of assets and other items	(.02)	(.01)	(.02)	(.05)

Diluted earnings per share from manufacturing operations*	$.23	$.25	$.48	$.42

          * The after-tax effects of unusual items, plant shutdowns, asset impairments and restructurings, AFBS’ (formerly Therics, Inc.) ongoing operations, and gains from sale of assets and other items have been presented separately and removed from income and earnings per share from continuing operations as reported under GAAP to determine Tredegar’s presentation of income and earnings per share from manufacturing operations.  Income and earnings per share from manufacturing operations are key financial and analytical measures used by Tredegar to gauge the operating performance of its manufacturing businesses.  They are not intended to represent the stand-alone results for Tredegar’s manufacturing businesses under GAAP and should not be considered as an alternative to net income or earnings per share as defined by GAAP.  They exclude items that we believe do not relate to Tredegar’s ongoing manufacturing operations.  They also exclude AFBS.  On June 30, 2005, substantially all of the assets of AFBS were sold or assigned to a newly-created limited liability company, Therics, LLC, controlled and managed by an individual not affiliated with Tredegar.

          John D. Gottwald, Tredegar’s president and chief executive officer, said: “Results for the second quarter were mixed with operating profits up in films and down in aluminum compared with last year.  In films, the increase in operating profit was primarily due to the growth in sales of higher value-added materials.   In aluminum, operating profit declined primarily due to appreciation of the Canadian Dollar, margin compression caused by rapidly increasing aluminum costs and a charge for a possible uncollectible account.  However, we are encouraged by the growth in aluminum extrusion shipments of over 9% for the quarter and the first half of the year and bookings remain strong.  On a Tredegar consolidated basis, strong cash flow has resulted in a $20.9 million drop in net debt since the beginning of the year.”

MANUFACTURING OPERATIONS
Film Products

          Second-quarter net sales in Film Products were $121.4 million, up 9.2% from $111.2 million in the second quarter of 2005 while operating profit from ongoing operations rose 16.7% to $13.3 million from $11.4 million.  The increase in sales and operating profit over last year’s second quarter was primarily due to continued growth in surface protection films, elastic materials and new apertured topsheets.  Profits also benefited from the lag in the pass-through of lower average resin costs (estimated impact of $500,000).  Customer inventory adjustments did not have as significant an impact on profits as initially expected.  Volume was 61.9 million pounds compared with 64.3 million pounds in the second quarter of 2005.  Volume declines were mainly due to lower sales of certain barrier films that are being discontinued in conjunction with the shutdown of the plant in LaGrange, Georgia.

          Film Products has index-based pass-through raw material agreements for the majority of its business.  However, under certain agreements, changes in resin prices are not passed through for an average period of 90 days.  Average quarterly prices of low-density polyethylene resin (LDPE) in the U.S. decreased 8 and 6 cents per pound in the first and second quarters of 2006, respectively, after increasing 21 cents per pound or 32% in the fourth quarter of 2005.  LDPE prices in the U.S. increased in June 2006 by 6 cents per pound (the price of LDPE in the U.S. declined by 4 cents per pound in each month from December 2005 to April 2006 and was flat in May 2006).  Average LDPE prices in Europe and Asia increased 2 to 4 cents per pound in the second quarter of 2006.  Since 2002, U.S. LDPE prices have more than doubled.  Resin prices in Europe, Asia and South America have also increased significantly during this time.

          Tredegar estimates that the lag in the pass-through to customers of changes in resin prices had a positive impact on first- and second- quarter 2006 results of $2 million and $500,000, respectively, compared with a negative impact on fourth-quarter 2005 results of $5.5 million (net of the favorable effect of a decline in inventories accounted for under the last-in first-out method).  There was no significant resin pass-through lag in the first quarter of 2005.  In the second quarter of 2005, lower average resin prices resulted in a positive pass-through lag impact of approximately $1.5 million.

          Net sales were $247.7 million in the first six months of 2006, up 8.6% versus $228.0 million in 2005.  Operating profit from ongoing operations was $28.8 million in the first six months of 2006, up 25.2% compared to $23.0 million in 2005. Year-to-date volume decreased to 126.4 million pounds from 131.7 million pounds in 2005.

          Film Products continues to expand capacity to support growth in new products.  Capital expenditures were $21.7 million in the first six months of 2006 and are expected to be $45 million for the year.  Approximately half of the forecasted capital expenditures relates to expanding the production capacity for surface protection films.  Other planned capital expenditures include capacity additions for elastic materials and a new information system, which is currently being rolled out in U.S. locations.  Depreciation expense was $15.7 million in the first six months of 2006 compared with $12.4 million in the first half of last year, and is projected to increase by approximately $5 million to $32 million for the year.

Aluminum Extrusions

          Second-quarter net sales in Aluminum Extrusions were $153.9 million, up 22.1% from $126.0 million in the second quarter of 2005 primarily due to improved volume and higher selling prices.  Operating profit from ongoing operations decreased to $5.7 million, down 20.8% from $7.2 million in the second quarter of 2005.  The decrease in operating profit was mainly due to appreciation of the Canadian Dollar (adverse impact estimated of $1.3 million), margin compression caused by rapidly increasing aluminum costs (adverse impact estimated of $650,000) and a charge for a possible uncollectible account ($375,000).  The company believes margin compression from rapid movements in aluminum costs should be mitigated for extruded products in the future since pricing on normal customer orders has changed from the order date to the shipment date.  Volume was up 9.5% to 69.4 million pounds versus 63.4 million pounds in the second quarter of 2005.  Growth in shipments continued to be driven by demand for extrusions used in commercial construction and hurricane protection products.

          Net sales were $289.0 million in the first six months of 2006, up 22.5% versus $235.9 million in 2005.  Operating profit from ongoing operations was $10.5 million in the first six months of 2006, up 2.9% compared to $10.2 million in 2005. Year-to-date volume increased to 133.0 million pounds, up 9.2% compared to 121.8 million pounds in 2005.

          Capital expenditures in the first six months of 2006 were $3.2 million and are expected to be approximately $10 million for the year.

OTHER ITEMS

          Net pension expense was $1.4 million in the first six months of 2006, an increase of $2.9 million (5 cents per share after taxes) from the net pension income of $1.5 million recognized in the first six months of 2005.  Tredegar expects net pension expense of $2.8 million in 2006, an unfavorable change of $5.4 million (9 cents per share after taxes) versus 2005.  Most of this change relates to a pension plan that is reflected in “Corporate expenses, net” in the operating profit by segment table.  The company expects required contributions to its pension plans to be about $800,000 in 2006.

          During the first quarter of 2006, the company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share-Based Payment, which requires all stock-based compensation to be expensed and accounted for using a fair value-based method.  The adoption of SFAS No. 123R and the granting of stock options on March 7, 2006 resulted in first- and second- quarter pretax charges for stock option-based compensation of $211,000 and $282,000, respectively.  The company expects to recognize stock option-based compensation costs under the new standard of approximately $1.1 million in 2006 (2 cents per share after taxes).

          Results for the first six months of 2006 and 2005 also include net after-tax charges of $1.9 million (5 cents per share) and $8.3 million (21 cents per share), respectively, for plant shutdowns, asset impairments and restructurings.  In addition, results for the first six months of 2006 and 2005 include gains from the sale of assets and other items of $871,000 (2 cents per share) and $1.8 million (5 cents per share), respectively.  Details regarding these items are provided in the financial tables included with this press release.

CAPITAL STRUCTURE

          Net debt (debt net of cash) was $68.7 million at June 30, 2006, a decline of $20.9 million since December 31, 2005, and less than one times the last twelve months adjusted EBITDA from manufacturing operations of $99.5 million.

          See notes to financial statements and tables for reconciliations to comparable GAAP measures.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

          Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  When we use the words “believe,” “hope,” “expect,” “are likely,” “project” and similar expressions, we do so to identify forward-looking statements.  Such statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements.  Factors that could cause actual results to differ from expectations include, without limitation: Film Products is highly dependent on sales to one customer - The Procter & Gamble Company; growth of Film Products depends on its ability to develop and deliver new products at competitive prices, especially in the personal care market; sales volume and profitability of Aluminum Extrusions is cyclical and highly dependent on economic conditions of end-use markets in the United States and Canada, particularly in the construction, distribution and transportation industries and are also subject to seasonal slowdowns during the winter months; our substantial international operations subject us to risks of doing business in foreign countries, which could adversely affect our business, financial condition and results of operations; and our future performance is influenced by costs incurred by our operating companies including, for example, the cost of energy and raw materials.  For a more complete discussion of some of the other risks and important factors that could affect our future results and financial condition, see “Risk Factors” in Part I, Item 1A of our most recent Annual Report on Form 10-K and “Risk Factors” in Part II, Item 1A of our Quarterly Report on Form 10-Q for this period that will be filed with Securities and Exchange Commission.

          Tredegar does not undertake to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based.

          To the extent that the financial information portion of this release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures.  Accompanying the reconciliation is management’s statement concerning the reasons why management believes that presentation of non-GAAP measures provides useful information to investors concerning Tredegar’s financial condition and results of operations.

          Based in Richmond, Va., Tredegar Corporation is a global manufacturer of plastic films and aluminum extrusions.

Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Second Quarter Ended June 30		Six Months Ended June 30

	2006	2005	2006	2005

Sales	$282,491	$243,724	$550,455	$476,481
Other income (expense), net (a)(b)	248	938	260	3,498

	282,739	244,662	550,715	479,979

Cost of goods sold (a)	239,691	204,077	466,329	402,429
Freight	7,250	6,402	13,724	12,345
Selling, R&D and general expenses (a)	18,432	18,956	36,533	38,820
Amortization of intangibles	38	106	75	212
Interest expense	1,468	1,093	2,900	2,056
Asset impairments and costs associated with exit and disposal activities (a)	1,026	10,491	2,718	11,358

	267,905	241,125	522,279	467,220

Income before income taxes	14,834	3,537	28,436	12,759
Income taxes	5,584	1,405	10,971	5,077

Net income (a) (b) (c)	$9,250	$2,132	$17,465	$7,682

Earnings per share:
Basic	$.24	$.05	$.45	$.20
Diluted	.24	.05	.45	.20
Shares used to compute earnings per share:
Basic	38,632	38,453	38,617	38,446
Diluted	38,837	38,592	38,751	38,614

Tredegar Corporation
Net Sales and Operating Profit by Segment
(In Thousands)
(Unaudited)

	Second Quarter Ended June 30		Six Months Ended June 30

	2006	2005	2006	2005

Net Sales
Film Products	$121,405	$111,244	$247,736	$227,955
Aluminum Extrusions	153,836	125,963	288,995	235,929
AFBS (formerly Therics) (d)	—	115	—	252

Total net sales	275,241	237,322	536,731	464,136
Add back freight	7,250	6,402	13,724	12,345

Sales as shown in the Consolidated Statements of Income	$282,491	$243,724	$550,455	$476,481

Operating Profit
Film Products:
Ongoing operations	$13,264	$11,396	$28,841	$22,974
Plant shutdowns, asset impairments and restructurings, net of gains on sale of assets and related income from LIFO inventory liquidations (a)	768	44	(815)	413
Aluminum Extrusions:
Ongoing operations	5,674	7,221	10,540	10,218
Plant shutdowns, asset impairments and restructurings, net of gains on sale of assets (a)	(405)	(202)	(514)	(840)
AFBS (formerly Therics) (d):
Ongoing operations	—	(1,644)	—	(3,467)
Loss on investment in Therics, LLC	—	—	(25)	—
Plant shutdowns, asset impairments and restructurings (a)	—	(10,049)	—	(10,049)

Total	19,301	6,766	38,027	19,249
Interest income	285	142	507	240
Interest expense	1,468	1,093	2,900	2,056
Gain on the sale of corporate assets (b)	—	61	56	61
Stock option-based compensation costs (e)	282	—	493	—
Corporate expenses, net (a)	3,002	2,339	6,761	4,735

Income before income taxes	14,834	3,537	28,436	12,759
Income taxes	5,584	1,405	10,971	5,077

Net income (a) (b) (c)	$9,250	$2,132	$17,465	$7,682

Tredegar Corporation
Condensed Consolidated Balance
Sheets
(In Thousands)
(Unaudited)

	June 30, 2006	December 31, 2005

Assets
Cash & cash equivalents	$25,425	$23,434
Accounts & notes receivable, net	157,042	119,330
Income taxes recoverable	8,508	7,163
Inventories	61,373	62,438
Deferred income taxes	7,281	7,778
Prepaid expenses & other	2,001	4,224

Total current assets	261,630	224,367
Property, plant & equipment, net	329,763	322,876
Other assets	96,861	96,527
Goodwill & other intangibles	138,920	137,988

Total assets	$827,174	$781,758

Liabilities and Shareholders’ Equity
Accounts payable	$93,154	$61,731
Accrued expenses	39,815	36,031
Current portion of long-term debt	3,131	—

Total current liabilities	136,100	97,762
Long-term debt	91,030	113,050
Deferred income taxes	84,896	74,287
Other noncurrent liabilities	11,254	11,297
Shareholders’ equity	503,894	485,362

Total liabilities and shareholders’ equity	$827,174	$781,758

Tredegar Corporation
Condensed Consolidated Statement of Cash Flows
(In Thousands)
(Unaudited)

	Six Months Ended June 30

	2006	2005

Cash flows from operating activities:
Net income	$17,465	$7,682
Adjustments for noncash items:
Depreciation	21,757	18,453
Amortization of intangibles	75	212
Deferred income taxes	9,708	952
Accrued pension income and postretirement benefits	1,683	(1,111)
Gain on sale of assets	(56)	(2,507)
Loss on asset impairments and divestitures	1,150	6,439
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts and notes receivables	(35,838)	(8,441)
Inventories	2,352	3,459
Income taxes recoverable	(1,345)	—
Prepaid expenses and other	2,248	1,747
Accounts payable	30,119	(1,033)
Accrued expenses and income taxes payable	842	268
Other, net	(1,846)	(2,116)

Net cash provided by operating activities	48,314	24,004

Cash flows from investing activities:
Capital expenditures	(24,903)	(35,483)
Novalux investment	(400)	—
Proceeds from the sale of assets and property disposals	56	3,368
Other, net	(88)	875

Net cash used in investing activities	(25,335)	(31,240)

Cash flows from financing activities:
Dividends paid	(3,104)	(3,095)
Debt principal payments	(22,889)	(29,336)
Borrowings	4,000	39,500
Bank overdrafts	—	5,785
Proceeds from exercise of stock options	663	195

Net cash (used in) provided by financing activities	(21,330)	13,049

Effect of exchange rate changes on cash	342	(1,857)

Increase in cash and cash equivalents	1,991	3,956
Cash and cash equivalents at beginning of period	23,434	22,994

Cash and cash equivalents at end of period	$25,425	$26,950

Selected Financial Measures
(In Millions)
(Unaudited)

	For the Twelve Months Ended June 30, 2006

	Film Products	Aluminum Extrusions	Total

Operating profit (loss) from ongoing operations	$50.8	$19.6	$70.4
Allocation of corporate overhead	(9.2)	(3.6)	(12.8)
Add back dezpreciation and amortization	30.0	11.9	41.9

Adjusted EBITDA (f)	$71.6	$27.9	$99.5

Selected balance sheet and other data as of June 30, 2006:
Net debt (g)	$68.7
Shares outstanding	38.8

Notes to the Financial Tables
(a)	Plant shutdowns, asset impairments and restructurings in the second quarter of 2006 include:
*

A net pretax gain of $822,000 associated with the shutdown of the films manufacturing facility in LaGrange, Georgia, including a gain of $1.4 million for related LIFO inventory liquidations (included in “Cost of goods sold” in the condensed consolidated statements of income), partially offset by severance and other costs of $567,000; and

	*	Pretax charges of $459,000 for severance and other employee-related costs in connection with restructurings in Aluminum Extrusions ($405,000) and Film Products ($54,000).

Plant shutdowns, asset impairments and restructurings in the first six months of 2006 include:
*

A net pretax gain of $418,000 associated with the shutdown of the films manufacturing facility in LaGrange, Georgia, including a gain of $1.4 million for related LIFO inventory liquidations (included in “Cost of goods sold” in the condensed consolidated statements of income), partially offset by severance and other costs of $841,000 and asset impairment charges of $130,000;

	*	Pretax charges of $1 million for asset impairments in Film Products; and
	*	Pretax charges of $727,000 for severance and other employee-related costs in connection with restructurings in Film Products ($213,000) and Aluminum Extrusions ($514,000).

Plant shutdowns, asset impairments and restructurings in the second quarter of 2005 include:
*

A pretax charge of $10 million related to the sale or assignment of substantially all of Therics’ assets, including asset impairment charges of $5.6 million, lease-related losses of $3 million and severance and other transaction-related costs of $1.4 million (see Note (d) for additional information);

*

A pretax gain of $653,000 related to the shutdown of the films manufacturing facility in Carbondale, Pennsylvania, including a $630,000 gain on the sale of the facility (included in “Other income (expense), net” in the condensed consolidated statements of income), and the reversal to income of certain shutdown-related accruals of $23,000;

*	Pretax charges of $500,000 related to severance and other employee- related costs associated with restructurings in Film Products ($227,000) and Aluminum Extrusions ($273,000);
*

A pretax gain of $71,000 related to the shutdown of the aluminum extrusions facility in Aurora, Ontario, including the reversal to income of certain severance and employee-related accruals of $474,000, partially offset by other shutdown-related costs of $403,000;

*

A net pretax charge of $250,000 related to severance and other employee-related costs associated with the restructuring of the research and development operations in Film Products (of this amount, $346,000 in pretax charges for employee relocation and recruitment is included in “Selling, R&D and general expenses” in the condensed consolidated statements of income);

*	Pretax charges of $105,000 for accelerated depreciation related to restructurings in Film Products; and
*	A pretax charge of $27,000 related to severance and other employee- related costs associated with the shutdown of the films manufacturing facility in New Bern, North Carolina.

Plant shutdowns, asset impairments and restructurings in the first six months of 2005 include:
*

A pretax charge of $10 million related to the sale or assignment of substantially all of Therics’ assets, including asset impairment charges of $5.6 million, lease-related losses of $3 million and severance and other transaction-related costs of $1.4 million (see Note (d) for additional information);

*

A pretax gain of $1.6 million related to the shutdown of the films manufacturing facility in New Bern, North Carolina, including a $1.8 million gain on the sale of the facility (included in “Other income (expense), net” in the condensed consolidated statements of income), partially offset by shutdown-related expenses of $225,000;

*

A pretax charge of $1 million for process reengineering costs associated with the implementation of a new information system in Film Products (included in “Costs of goods sold” in the condensed consolidated statements of income);

*	Pretax charges of $918,000 related to severance and other employee- related costs associated with restructurings in Film Products ($477,000) and Aluminum Extrusions ($441,000);
*

A pretax charge of $399,000 related to the shutdown of the aluminum extrusions facility in Aurora, Ontario, including $873,000 of shutdown-related costs, partially offset by the reversal to income of certain severance and employee-related accruals of $474,000;

*

A pretax gain of $653,000 related to the shutdown of the films manufacturing facility in Carbondale, Pennsylvania, including a $630,000 gain on the sale of the facility (included in “Other income (expense), net” in the condensed consolidated statements of income), and the reversal to income of certain shutdown-related accruals of $23,000;

*

A pretax gain of $508,000 for interest receivable on tax refund claims (included in “Corporate expenses, net” in the net sales and operating profit by segment table and “Other income (expense), net” in the condensed consolidated statements of income);

*

A net pretax charge of $130,000 related to severance and other employee-related costs associated with the restructuring of the research and development operations in Film Products (of this amount, $545,000 in pretax charges for employee relocation and recruitment is included in “Selling, R&D and general expenses” in the condensed consolidated statements of income); and

*	Pretax charges of $205,000 for accelerated depreciation related to restructurings in Film Products.

(b)

Gain on the sale of corporate assets in 2006 include a gain related to the sale of public equity securities. Gain on the sale of corporate assets in 2005 include a gain related to the sale of corporate real estate.

(c)

Comprehensive income (loss), defined as net income and other comprehensive income (loss), was a gain of $11.4 million for the second quarter of 2006 and a loss of $3.2 million for the second quarter of 2005. Comprehensive income (loss) was a gain of $20.3 for the first six months of 2006 and a loss of $568,000 for the first six months of 2005. Other comprehensive income (loss) includes changes in unrealized gains and losses on available-for-sale securities, foreign currency translation adjustments, unrealized gains and losses on derivative financial instruments and minimum pension liability recorded net of deferred taxes directly in shareholders’ equity.

(d)

On June 30, 2005, substantially all of the assets of AFBS, Inc. (formerly Therics, Inc.), a wholly-owned subsidiary of Tredegar, were sold or assigned to a newly-created limited liability company, Therics, LLC, controlled and managed by an individual not affiliated with Tredegar. AFBS retained substantially all of its liabilities in the transaction, which included customary indemnification provisions for pre-transaction liabilities. AFBS received a 17.5% equity interest in the new company valued at $170,000 and a 3.5% interest in Theken Spine, LLC valued at $800,000, along with potential future payments on the sale of certain products by Therics, LLC.

(e)

Effective January 1, 2006, Tredegar adopted Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (SFAS 123(R)) using the modified prospective method. SFAS 123(R) requires the company to record compensation expense for all share-based awards. Tredegar previously applied Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations and provided the required pro forma disclosures of SFAS No. 123, “Accounting for Stock-Based Compensation” (SFAS 123). Prior periods were not restated.

(f)

Adjusted EBITDA for the twelve months ended June 30, 2006, represents income from continuing operations before interest, taxes, depreciation, amortization, unusual items and losses associated with plant shutdowns, asset impairments and restructurings, gains from the sale of assets, investment write-down, charges related to stock option awards accounted for under the fair value-based method and other items. Adjusted EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as either an alternative to net income (as an indicator of operating performance) or to cash flow (as a measure of liquidity). Tredegar uses Adjusted EBITDA as a measure of unlevered (debt-free) operating cash flow. We also use it when comparing relative enterprise values of manufacturing companies and when measuring debt capacity. When comparing the valuations of a peer group of manufacturing companies, we express enterprise value as a multiple of Adjusted EBITDA. We believe Adjusted EBITDA is preferable to operating profit and other GAAP measures when applying a comparable multiple approach to enterprise valuation because it excludes the items noted above, measures of which may vary among peer companies.

(g)	Net debt is calculated as follows (in millions):

Debt	$94.1
Less: Cash and cash equivalents	(25.4)

Net debt	$68.7

SOURCE  Tredegar Corporation
          -0-                             08/02/2006
          /CONTACT:  D. Andrew Edwards of Tredegar Corporation, +1-804-330-1041, Fax: +1-804-330-1777, daedward@tredegar.com/
          /First Call Analyst: /
          /FCMN Contact: /
          /Web site:  http://www.tredegar.com/